Exhibit 99.1

Press Release
Las Vegas Sands Reports
Fourth Quarter 2017 Results

For the Quarter Ended December 31, 2017
(Compared to the Quarter Ended December 31, 2016)

- Consolidated Net Revenue Increased 11.7% to $3.44 Billion
- Net Income Increased 124.1% to $1.36 Billion
- GAAP Earnings per Diluted Share Increased 139.1% to $1.53; Adjusted Earnings per Diluted Share Increased 41.9% to $0.88
- Due to U.S. Tax Reform, Net Income Includes a Nonrecurring Non-Cash Income Tax Benefit of $526 Million and Adjusted Earnings per Diluted Share Excludes the $0.66 Impact per Diluted Share
- Consolidated Hold-Normalized Adjusted Property EBITDA Increased 18.9% to $1.29 Billion, While Adjusted Property EBITDA Increased 19.7% to $1.34 Billion
- In Macao, Adjusted Property EBITDA Increased 19.8% to $731 Million, While Hold-Normalized Adjusted Property EBITDA Increased 30.0% to $758 Million
- At Marina Bay Sands in Singapore, Adjusted Property EBITDA Increased 24.6% to $456 Million, While Hold-Normalized Adjusted Property EBITDA Increased 6.0% to $388 Million
- At Our Las Vegas Operating Properties, Adjusted Property EBITDA Increased 2.7% to $114 Million
- The Company Paid Quarterly Dividends of $0.73 per Share
- The Company Repurchased $75 Million of Common Stock

For the Year Ended December 31, 2017
(Compared to the Year Ended December 31, 2016)

- Consolidated Net Revenue was $12.88 Billion, Net Income was $3.26 Billion and $3.54 per Diluted Share

- Adjusted Earnings per Diluted Share was $3.04, Consolidated Adjusted Property EBITDA was $4.90 Billion
- Due to U.S. Tax Reform, Net Income Includes a Nonrecurring Non-Cash Income Tax Benefit of $526 Million and Adjusted Earnings per Diluted Share Excludes the $0.66 Impact per Diluted Share
- The Company Paid Dividends of $2.92 per Share
- The Company Repurchased $375 Million of Common Stock
- The Company’s Board of Directors Announced an Increase in the Company’s Recurring Common Stock Dividend for the 2018 Calendar Year to $3.00 per Share ($0.75 per Share per Quarter)

Las Vegas, NV (January 24, 2018) - Las Vegas Sands Corp. (NYSE: LVS), the world’s leading developer and operator of convention-based Integrated Resorts, today reported financial results for the quarter ended December 31, 2017.

Fourth Quarter Overview

Mr. Sheldon G. Adelson, chairman and chief executive officer, said, “We are extremely pleased to have delivered another set of strong financial results this quarter. Consolidated adjusted property EBITDA reached $1.34 billion, an increase of 19.7% compared to the fourth quarter of 2016. We also continued to return excess capital to shareholders through dividends and share repurchases during the quarter.

“The Macao market continued its robust recovery during the quarter, with growth in the important Mass gaming market accelerating in the fourth quarter of 2017. Sands China’s Mass table games win increased 26.9%, outpacing the estimated growth in the market overall and contributing to our highest Mass gaming win since the first quarter of 2014. That strong gaming performance, coupled with higher hotel occupancy and retail mall revenues, helped drive an increase in adjusted property EBITDA of 19.8%, to $731 million, our best quarterly result in Macao since the third quarter of 2014. We are extremely pleased with our operating momentum in Macao and remain confident that our Cotai Strip property portfolio will continue to deliver important benefits to Macao in the form of economic diversification, greater numbers of business and leisure travelers, and a superior platform for growth in the years ahead.

“Marina Bay Sands again delivered outstanding financial results during the quarter with adjusted property EBITDA expanding 24.6% to reach $456 million. Marina Bay Sands’ innovative programming, mass gaming play and non-gaming revenues underpin the continued success of this industry-leading property, while continued cost discipline also contributed to the strong performance. EBITDA margin increased 470 basis points in the quarter, reaching 55.3%. We are pleased to have established Marina Bay Sands as a reference site for other cities and countries that are considering harnessing the economic power and direct contributions to tourism, employment and GDP growth that are gained through our unique convention-based Integrated Resort business model.”

The company paid a recurring quarterly dividend of $0.73 per common share during the quarter. The company announced that its next quarterly dividend of $0.75 per common share will be paid on March 30, 2018, to Las Vegas Sands shareholders of record on March 22, 2018. In addition, the company repurchased $75 million of common stock (1.1 million shares at a weighted average price of $68.99) during the quarter ended December 31, 2017.

Company-Wide Operating Results

Net revenue for the fourth quarter of 2017 increased 11.7% to $3.44 billion, compared to $3.08 billion in the fourth quarter of 2016. Net income increased 124.1% to $1.36 billion in the fourth quarter of 2017, compared to $607 million in the year-ago quarter.

On a GAAP (accounting principles generally accepted in the United States of America) basis, operating income in the fourth quarter of 2017 increased 53.5% to $1.03 billion, compared to $669 million in the fourth quarter of 2016. The increase in operating income was primarily due to stronger results in Macao and at Marina Bay Sands in Singapore and the impact of a change in our depreciable lives during the third quarter of 2017, as discussed further below. Consolidated adjusted property EBITDA (a non-GAAP measure) of $1.34 billion increased 19.7% in the fourth quarter of 2017, compared to the year-ago quarter. On a hold-normalized basis, adjusted property EBITDA was $1.29 billion in the fourth quarter of 2017, an increase of 18.9% from the prior-year quarter.

On a GAAP basis, net income attributable to Las Vegas Sands in the fourth quarter of 2017 increased 137.9% to $1.21 billion, compared to $509 million in the fourth quarter of 2016, while diluted earnings per share in the fourth quarter of 2017 of $1.53 represented an increase of 139.1% compared to the prior-year quarter. The increase in net income attributable to Las Vegas Sands reflected the increase in operating income described above and a nonrecurring non-cash income tax benefit of $526 million due to U.S. tax reform enacted at the end of 2017, partially offset by increases in other expense and net income attributable to noncontrolling interests.

Adjusted net income attributable to Las Vegas Sands (a non-GAAP measure) increased 42.6% to $700 million, or $0.88 per diluted share, compared to $491 million, or $0.62 per diluted share, in the fourth quarter of 2016.

On a GAAP basis, full year 2017 operating income increased 38.9% to $3.46 billion, compared to $2.49 billion in 2016. The increase in operating income was principally due to higher net revenues, nonrecurring legal costs in 2016 and lower pre-opening expenses related to the opening of The Parisian Macao in 2016. Net income attributable to Las Vegas Sands increased 68.0% to $2.81 billion, or $3.54 per diluted share, in 2017, compared to $1.67 billion, or $2.10 per diluted share, in 2016. The increase in net income attributable to Las Vegas Sands reflected the increase in operating income and nonrecurring non-cash income tax benefit described above, partially offset by increases in interest expense, other expense and net income attributable to noncontrolling interests.

Sands China Ltd. Consolidated Financial Results

On a GAAP basis, total net revenues for Sands China Ltd. (SCL) increased 12.9% to $2.10 billion in the fourth quarter of 2017, compared to $1.86 billion in the fourth quarter of 2016. Net income for SCL increased 49.1% to $519 million in the fourth quarter of 2017, compared to $348 million in the fourth quarter of 2016.

On a GAAP basis, full year 2017 total net revenues for SCL increased 15.7% to $7.74 billion, compared to $6.69 billion in 2016. Net income for SCL increased 31.1% to $1.60 billion in 2017, compared to $1.22 billion in 2016.

The Venetian Macao Fourth Quarter Operating Results

The Venetian Macao generated revenue of $844 million and adjusted property EBITDA of $324 million in the fourth quarter, an increase of 23.7%, with an adjusted property EBITDA margin of 38.4%, up 130 basis points compared to the fourth quarter of 2016. In the fourth quarter of 2017, there were approximately 6% more rooms available compared to the same quarter of the prior year, while RevPAR increased 14.6% to reach $228. Non-Rolling Chip drop increased 21.5% for the quarter, reaching $2.08 billion. Non-Rolling Chip win percentage was 26.8%, compared to 25.1% in the fourth quarter of 2016. Rolling Chip volume was $8.02 billion, with a Rolling Chip win percentage of 2.73%, below the expected range and the 3.23% experienced in the prior-year quarter. Slot handle was $877 million for the quarter.

The following table summarizes the key operating results for The Venetian Macao for the fourth quarter of 2017 compared to the fourth quarter of 2016:

	Three Months Ended
The Venetian Macao Operations	December 31,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$728	$602	$126	20.9%
Rooms	54	44	10	22.7%
Food and Beverage	24	21	3	14.3%
Mall	59	57	2	3.5%
Convention, Retail and Other	23	21	2	9.5%
Less - Promotional Allowances	(44)	(38)	(6)	15.8%
Net Revenues	$844	$707	$137	19.4%

Adjusted Property EBITDA	$324	$262	$62	23.7%
EBITDA Margin %	38.4%	37.1%		1.3	pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$8,021	$6,889	$1,132	16.4%
Rolling Chip Win %(1)	2.73%	3.23%		(0.50	)pts

Non-Rolling Chip Drop	$2,084	$1,715	$369	21.5%
Non-Rolling Chip Win %	26.8%	25.1%		1.7	pts

Slot Handle	$877	$783	$94	12.0%
Slot Hold %	5.3%	4.3%		1.0	pts

Hotel Statistics

Occupancy %	95.5%	94.2%		1.3	pts
Average Daily Rate (ADR)	$238	$211	$27	12.8%
Revenue per Available Room (RevPAR)	$228	$199	$29	14.6%

(1)
This compares to our expected Rolling Chip win percentage of 3.0% to 3.3% (calculated before discounts and commissions). We revised the expected range due to the Rolling Chip win percentage experienced over the last several years.

Sands Cotai Central Fourth Quarter Operating Results

Revenue and adjusted property EBITDA for the fourth quarter of 2017 at Sands Cotai Central were $557 million and $202 million, respectively, resulting in an adjusted property EBITDA margin of 36.3%, an increase of 660 basis points over prior year. Adjusted property EBITDA increased 53.0% compared to the fourth quarter of 2016. RevPAR increased 20.0% compared to the fourth quarter of 2016.

Non-Rolling Chip drop increased 20.9% to $1.72 billion in the fourth quarter, with a Non-Rolling Chip win percentage of 21.2%. Rolling Chip volume was $2.35 billion for the quarter, with a Rolling Chip win percentage of 3.68%, above the expected range and the 3.04% experienced in the fourth quarter of 2016. Slot handle was $1.29 billion for the quarter.

The following table summarizes our key operating results for Sands Cotai Central for the fourth quarter of 2017 compared to the fourth quarter of 2016:

	Three Months Ended
Sands Cotai Central Operations	December 31,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$469	$365	$104	28.5%
Rooms	85	71	14	19.7%
Food and Beverage	29	26	3	11.5%
Mall	15	16	(1)	(6.3)%
Convention, Retail and Other	7	6	1	16.7%
Less - Promotional Allowances	(48)	(40)	(8)	20.0%
Net Revenues	$557	$444	$113	25.5%

Adjusted Property EBITDA	$202	$132	$70	53.0%
EBITDA Margin %	36.3%	29.7%		6.6	pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$2,354	$2,827	$(473)	(16.7)%
Rolling Chip Win %(1)	3.68%	3.04%		0.64	pts

Non-Rolling Chip Drop	$1,718	$1,421	$297	20.9%
Non-Rolling Chip Win %	21.2%	19.1%		2.1	pts

Slot Handle	$1,293	$1,273	$20	1.6%
Slot Hold %	4.2%	3.4%		0.8	pts

Hotel Statistics

Occupancy %	92.3%	85.9%		6.4	pts
Average Daily Rate (ADR)	$162	$146	$16	11.0%
Revenue per Available Room (RevPAR)	$150	$125	$25	20.0%

(1)
This compares to our expected Rolling Chip win percentage of 3.0% to 3.3% (calculated before discounts and commissions). We revised the expected range due to the Rolling Chip win percentage experienced over the last several years.

The Parisian Macao Fourth Quarter Operating Results

Revenue and adjusted property EBITDA for the fourth quarter of 2017 at The Parisian Macao were $332 million and $89 million, respectively, resulting in an adjusted property EBITDA margin of 26.8%. In the fourth quarter of 2017, there were approximately 3% fewer rooms available compared to the same quarter of the prior year, while RevPAR increased 19.0%.

Non-Rolling Chip drop increased 13.5% for the quarter, reaching $1.02 billion, with a Non-Rolling Chip win percentage of 19.8%, compared to 18.3% in the fourth quarter 2016. Rolling Chip volume was $3.85 billion for the quarter, with a Rolling Chip win percentage of 2.75%, below the expected range and the fourth quarter 2016 win percentage of 4.52%. Slot handle was $1.01 billion for the quarter.

The following table summarizes our key operating results for The Parisian Macao for the fourth quarter of 2017 compared to the fourth quarter of 2016:

	Three Months Ended
The Parisian Macao Operations	December 31,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$290	$301	$(11)	(3.7)%
Rooms	35	30	5	16.7%
Food and Beverage	16	17	(1)	(5.9)%
Mall	16	18	(2)	(11.1)%
Convention, Retail and Other	4	6	(2)	(33.3)%
Less - Promotional Allowances	(29)	(28)	(1)	3.6%
Net Revenues	$332	$344	$(12)	(3.5)%

Adjusted Property EBITDA	$89	$95	$(6)	(6.3)%
EBITDA Margin %	26.8%	27.6%		(0.8	)pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$3,845	$3,313	$532	16.1%
Rolling Chip Win %(1)	2.75%	4.52%		(1.77	)pts

Non-Rolling Chip Drop	$1,016	$895	$121	13.5%
Non-Rolling Chip Win %	19.8%	18.3%		1.5	pts

Slot Handle	$1,014	$803	$211	26.3%
Slot Hold %	2.9%	4.4%		(1.5	)pts

Hotel Statistics

Occupancy %	98.4%	91.1%		7.3	pts
Average Daily Rate (ADR)	$152	$138	$14	10.1%
Revenue per Available Room (RevPAR)	$150	$126	$24	19.0%

(1)
This compares to our expected Rolling Chip win percentage of 3.0% to 3.3% (calculated before discounts and commissions). We revised the expected range due to the Rolling Chip win percentage experienced over the last several years.

The Plaza Macao and Four Seasons Hotel Macao Fourth Quarter Operating Results

The Plaza Macao and Four Seasons Hotel Macao generated revenue of $180 million and adjusted property EBITDA of $71 million, resulting in an adjusted property EBITDA margin of 39.4% in the fourth quarter of 2017. In the fourth quarter of 2017, there were approximately 13% more rooms available compared to the same quarter of the prior year. Non-Rolling Chip drop increased 24.3% compared to the same quarter last year, reaching $389 million, with a Non-Rolling Chip win percentage of 21.9%. Rolling Chip volume increased 6.7% to reach $2.66 billion for the quarter. Rolling Chip win percentage of 2.88% in the fourth quarter of 2017 was below the expected range and the win percentage of 3.22% in the prior year. Slot handle increased 15.7% to $125 million during the quarter.

The following table summarizes our key operating results for The Plaza Macao and Four Seasons Hotel Macao for the fourth quarter of 2017 compared to the fourth quarter of 2016:

The Plaza Macao and Four Seasons Hotel Macao Operations	Three Months Ended
	December 31,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$136	$121	$15	12.4%
Rooms	10	10	—	—
Food and Beverage	9	7	2	28.6%
Mall	37	33	4	12.1%
Convention, Retail and Other	1	1	—	—
Less - Promotional Allowances	(13)	(9)	(4)	44.4%
Net Revenues	$180	$163	$17	10.4%

Adjusted Property EBITDA	$71	$67	$4	6.0%
EBITDA Margin %	39.4%	41.1%		(1.7	)pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$2,662	$2,494	$168	6.7%
Rolling Chip Win %(1)	2.88%	3.22%		(0.34	)pts

Non-Rolling Chip Drop	$389	$313	$76	24.3%
Non-Rolling Chip Win %	21.9%	18.4%		3.5	pts

Slot Handle	$125	$108	$17	15.7%
Slot Hold %	8.2%	7.2%		1.0	pts

Hotel Statistics

Occupancy %	86.2%	82.8%		3.4	pts
Average Daily Rate (ADR)	$333	$413	$(80)	(19.4)%
Revenue per Available Room (RevPAR)	$287	$342	$(55)	(16.1)%

(1)
This compares to our expected Rolling Chip win percentage of 3.0% to 3.3% (calculated before discounts and commissions). We revised the expected range due to the Rolling Chip win percentage experienced over the last several years.

Sands Macao Fourth Quarter Operating Results

Sands Macao generated revenue of $154 million and adjusted property EBITDA of $40 million in the fourth quarter, with an adjusted property EBITDA margin of 26.0%. Non-Rolling Chip drop was $615 million during the quarter, while slot handle was $609 million. Rolling Chip volume decreased 46.7% to $748 million for the quarter. The property realized 3.48% win on Rolling Chip volume during the quarter, above the expected range and the 1.83% experienced in the year-ago quarter.

The following table summarizes our key operating results for Sands Macao for the fourth quarter of 2017 compared to the fourth quarter of 2016:

	Three Months Ended
Sands Macao Operations	December 31,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$148	$155	$(7)	(4.5)%
Rooms	4	5	(1)	(20.0)%
Food and Beverage	7	7	—	—
Convention, Retail and Other	2	2	—	—
Less - Promotional Allowances	(7)	(8)	1	(12.5)%
Net Revenues	$154	$161	$(7)	(4.3)%

Adjusted Property EBITDA	$40	$47	$(7)	(14.9)%
EBITDA Margin %	26.0%	29.2%		(3.2	)pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$748	$1,404	$(656)	(46.7)%
Rolling Chip Win %(1)	3.48%	1.83%		1.65	pts

Non-Rolling Chip Drop	$615	$608	$7	1.2%
Non-Rolling Chip Win %	18.5%	20.0%		(1.5	)pts

Slot Handle	$609	$592	$17	2.9%
Slot Hold %	3.4%	3.4%		—

Hotel Statistics

Occupancy %	98.5%	98.6%		(0.1	)pts
Average Daily Rate (ADR)	$178	$196	$(18)	(9.2)%
Revenue per Available Room (RevPAR)	$175	$193	$(18)	(9.3)%

(1)
This compares to our expected Rolling Chip win percentage of 3.0% to 3.3% (calculated before discounts and commissions). We revised the expected range due to the Rolling Chip win percentage experienced over the last several years.

Marina Bay Sands Fourth Quarter Operating Results

Marina Bay Sands’ revenue increased 14.1% to $825 million and adjusted property EBITDA increased 24.6% to $456 million. Adjusted property EBITDA margin increased 470 basis points to 55.3%. In the fourth quarter of 2017, there were approximately 1% fewer rooms available compared to the same quarter of the prior year, while RevPAR decreased 3.4% to $395.

Rolling Chip win percentage of 3.95% in the fourth quarter of 2017 was above the expected range and the 2.87% achieved in the fourth quarter of 2016. Rolling Chip volume decreased 4.0% compared to the fourth quarter of 2016, to $7.93 billion for the quarter.

Non-Rolling Chip drop was $925 million during the quarter, with a Non-Rolling Chip win percentage of 27.9%. Slot handle increased 8.5% to $3.67 billion for the quarter compared to the year-ago quarter.

The following table summarizes our key operating results for Marina Bay Sands for the fourth quarter of 2017 compared to the fourth quarter of 2016:

	Three Months Ended
Marina Bay Sands Operations	December 31,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$652	$563	$89	15.8%
Rooms	91	95	(4)	(4.2)%
Food and Beverage	57	55	2	3.6%
Mall	47	44	3	6.8%
Convention, Retail and Other	25	26	(1)	(3.8)%
Less - Promotional Allowances	(47)	(60)	13	(21.7)%
Net Revenues	$825	$723	$102	14.1%

Adjusted Property EBITDA	$456	$366	$90	24.6%
EBITDA Margin %	55.3%	50.6%		4.7	pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$7,926	$8,257	$(331)	(4.0)%
Rolling Chip Win %(1)	3.95%	2.87%		1.08	pts

Non-Rolling Chip Drop	$925	$951	$(26)	(2.7)%
Non-Rolling Chip Win %	27.9%	28.1%		(0.2	)pts

Slot Handle	$3,672	$3,383	$289	8.5%
Slot Hold %	4.6%	4.6%		—

Hotel Statistics

Occupancy %	94.2%	96.7%		(2.5	)pts
Average Daily Rate (ADR)	$419	$423	$(4)	(0.9)%
Revenue per Available Room (RevPAR)	$395	$409	$(14)	(3.4)%

(1)	This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).

Las Vegas Operations Fourth Quarter Operating Results

Revenue at The Venetian Las Vegas and The Palazzo, including the Sands Expo and Convention Center, increased 2.4% to $422 million, while adjusted property EBITDA increased 2.7% to $114 million.

RevPAR decreased 3.0% year-over-year to $223 in the quarter, reflecting a 3.9% decrease in ADR to $244, offset by a 1.4 percentage point increase in occupancy to 91.7%. Table games drop decreased 5.5% in the quarter to $381 million, with a win percentage of 20.7%, compared to a win percentage of 22.3% in the same quarter last year. Slot handle increased 4.0% to $735 million.

The following table summarizes our key operating results for our Las Vegas operations for the fourth quarter of 2017 compared to the fourth quarter of 2016:

	Three Months Ended
Las Vegas Operations	December 31,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$124	$130	$(6)	(4.6)%
Rooms	142	144	(2)	(1.4)%
Food and Beverage	84	75	9	12.0%
Convention, Retail and Other	97	90	7	7.8%
Less - Promotional Allowances	(25)	(27)	2	(7.4)%
Net Revenues	$422	$412	$10	2.4%

Adjusted Property EBITDA	$114	$111	$3	2.7%
EBITDA Margin %	27.0%	26.9%		0.1	pts

Gaming Statistics
(Dollars in millions)

Table Games Drop	$381	$403	$(22)	(5.5)%
Table Games Win %(1)	20.7%	22.3%		(1.6	)pts

Slot Handle	$735	$707	$28	4.0%
Slot Hold %	8.2%	7.9%		0.3	pts

Hotel Statistics

Occupancy %	91.7%	90.3%		1.4	pts
Average Daily Rate (ADR)	$244	$254	$(10)	(3.9)%
Revenue per Available Room (RevPAR)	$223	$230	$(7)	(3.0)%

(1)
This compares to our expected Baccarat win percentage of 18.0% to 26.0% and our expected non-Baccarat win percentage of 16.0% to 24.0% (calculated before discounts). We revised the expected ranges due to the respective win percentages experienced over the last several years.

Sands Bethlehem Fourth Quarter Operating Results

Revenue at Sands Bethlehem was $142 million, while adjusted property EBITDA was $34 million for the quarter. Table games drop increased 5.2% to $285 million for the quarter, while table games win percentage was 19.4%. Slot handle increased 1.4% year-over-year to $1.17 billion for the quarter, with a slot hold percentage of 6.5%.

The following table summarizes our key operating results for Sands Bethlehem for the fourth quarter of 2017 compared to the fourth quarter of 2016:

	Three Months Ended
Sands Bethlehem Operations	December 31,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$132	$129	$3	2.3%
Rooms	4	4	—	—
Food and Beverage	7	7	—	—
Mall	1	1	—	—
Convention, Retail and Other	5	5	—	—
Less - Promotional Allowances	(7)	(7)	—	—
Net Revenues	$142	$139	$3	2.2%

Adjusted Property EBITDA	$34	$28	$6	21.4%
EBITDA Margin %	23.9%	20.1%		3.8	pts

Gaming Statistics
(Dollars in millions)

Table Games Drop	$285	$271	$14	5.2%
Table Games Win %(1)	19.4%	19.0%		0.4	pts

Slot Handle	$1,165	$1,149	$16	1.4%
Slot Hold %	6.5%	6.6%		(0.1	)pts

Hotel Statistics

Occupancy %	92.7%	93.3%		(0.6	)pts
Average Daily Rate (ADR)	$161	$163	$(2)	(1.2)%
Revenue per Available Room (RevPAR)	$149	$152	$(3)	(2.0)%

Asian Retail Mall Operations

Gross revenue from tenants in the company’s retail malls on Macao’s Cotai Strip (The Venetian Macao, The Plaza Macao and Four Seasons Hotel Macao, Sands Cotai Central and The Parisian Macao) and Marina Bay Sands in Singapore increased 4.2% to $174 million for the fourth quarter of 2017, compared to the fourth quarter of 2016. Operating profit derived from these retail mall assets increased 2.0% year-over-year to $151 million.

	For The Three Months Ended December 31, 2017					TTM December 31, 2017
(Dollars in millions except per square foot data)	Gross Revenue(1)	Operating Profit	Operating Profit Margin	Gross Leasable Area (sq. ft.)	Occupancy % at End of Period	Tenant Sales Per Sq. Ft.(2)
Shoppes at Venetian	$59	$51	86.4%	786,429	97.2%	$1,389

Shoppes at Four Seasons
Luxury Retail	25	23	92.0%	142,562	100.0%	4,750
Other Stores	12	11	91.7%	115,297	99.1%	1,731
Total	37	34	91.9%	257,859	99.6%	3,500

Shoppes at Cotai Central(3)	15	12	80.0%	424,309	93.5%	744

Shoppes at Parisian(4)	16	13	81.3%	300,218	93.4%	574

Total Cotai Strip in Macao	127	110	86.6%	1,768,815	96.0%	1,436

The Shoppes at Marina Bay Sands	47	41	87.2%	604,449	96.4%	1,590

Total	$174	$151	86.8%	2,373,264	96.1%	$1,474

(1)	Gross revenue figures are net of intersegment revenue eliminations.
(2)	Tenant sales per square foot reflect sales from tenants only after the tenant has been open for a period of 12 months.
(3)
The Shoppes at Cotai Central will feature up to an estimated 600,000 square feet of gross leasable area at completion of all phases of Sands Cotai Central's renovation, rebranding and expansion to The Londoner Macao.

(4)	The Shoppes at Parisian opened in September 2016.

Other Factors Affecting Earnings

Depreciation and amortization expense was $258 million in the fourth quarter of 2017, compared to $319 million in the fourth quarter of 2016. This decrease was driven primarily by a change in the estimated useful lives of our buildings, building improvements and land improvements from a range of 15 to 40 years to 10 to 50 years from the date placed in service, as well as changes to the estimated useful lives of certain other furniture, fixtures and equipment, to better reflect the estimated periods during which these assets are expected to remain in service. The change in estimated useful lives was accounted for as a change in accounting estimate beginning on July 1, 2017, and resulted in a reduction of depreciation and amortization expense and an increase in operating income of $61 million, and an increase of net income attributable to Las Vegas Sands of $40 million, or earnings per share of $0.05 on a basic and diluted basis, in the fourth quarter of 2017.

Interest expense, net of amounts capitalized, was $87 million for the fourth quarter of 2017, compared to $76 million in the prior-year quarter. Capitalized interest was $1 million during the fourth quarter of 2017 and 2016. Our weighted average borrowing cost in the fourth quarter of 2017 was approximately 3.4%, compared to 3.0% during the fourth quarter of 2016.

Other expense, which was comprised primarily of foreign currency losses due to a depreciation of the U.S. dollar versus the Singapore dollar during the period, was $14 million for the fourth quarter of 2017, compared to other income of $64 million in the fourth quarter of 2016.

Our effective income tax rate for the fourth quarter of 2017 was (46.1)% compared to 7.9% in the prior-year quarter. The tax rate for the fourth quarter of 2017 is primarily driven by a nonrecurring non-cash benefit of $526 million due to the changes in U.S. tax law enacted in December 2017 and is based on our initial analysis of the Tax Cuts and Jobs Act (the "Act" or "tax reform") and may be adjusted in future periods as required. The Act creates complexity that will likely require implementation guidance from the Internal Revenue Service and could impact our tax return filing positions, which may impact the estimates and assumptions utilized in our initial analysis. This benefit is partially offset by a provision for the earnings from Marina Bay Sands at the 17% Singapore income tax rate. Our effective income tax rate for the fourth quarter of 2017 would have been 10.4% without the discrete benefit associated with changes in U.S. tax law.

The net income attributable to noncontrolling interests during the fourth quarter of 2017 of $149 million was principally related to SCL.

Balance Sheet Items

Unrestricted cash balances as of December 31, 2017 were $2.42 billion.

As of December 31, 2017, total debt outstanding, including the current portion and net of deferred financing costs (excluding those costs related to our revolving facilities) and original issue discount, was $9.64 billion.

Capital Expenditures

Capital expenditures during the fourth quarter totaled $245 million, including construction, development and maintenance activities of $131 million in Macao, $59 million at Marina Bay Sands, $41 million in Las Vegas and $14 million at Sands Bethlehem.

###

Conference Call Information

The company will host a conference call to discuss the company’s results on Wednesday, January 24, 2018 at 1:30 p.m. Pacific Time. Interested parties may listen to the conference call through a webcast available on the company’s website at www.sands.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, competition, new development, construction and ventures, substantial leverage and debt service, fluctuations in currency exchange rates and interest rates, government regulation, tax law changes and the impact of U.S. tax reform, legalization of gaming, natural or man-made disasters, terrorist acts or war, outbreaks of infectious diseases, insurance, gaming promoters, risks relating to our gaming licenses, certificate and subconcession, infrastructure in Macao, our subsidiaries’ ability to make distribution payments to us, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

About Las Vegas Sands Corp.

Las Vegas Sands Corp. (NYSE: LVS) is the world’s pre-eminent developer and operator of world-class Integrated Resorts that feature luxury hotels; best-in-class gaming; retail; dining and entertainment; Meetings, Incentives, Convention and Exhibition (MICE) facilities; and many other business and leisure amenities. We pioneered the MICE-driven Integrated Resort, a unique, industry-leading and extremely successful model that serves both the business and leisure tourism markets.

Our properties include The Venetian and The Palazzo resorts and Sands Expo in Las Vegas, Sands Bethlehem in Eastern Pennsylvania, and the iconic Marina Bay Sands in Singapore. Through majority ownership in Sands China Ltd., LVS owns a portfolio of properties on the Cotai Strip in Macao, including The Venetian Macao, The Plaza and Four Seasons Hotel Macao, Sands Cotai Central and The Parisian Macao, as well as the Sands Macao on the Macao Peninsula.

LVS is dedicated to being a good corporate citizen, anchored by the core tenets of delivering a great working environment for our more than 50,000 team members worldwide, driving impact through its Sands Cares corporate giving program and leading innovation with the company’s award-winning Sands ECO360° global sustainability program. To learn more, please visit www.sands.com.

Contacts:

Investment Community:	Daniel Briggs	(702) 414-1221

Media:	Ron Reese	(702) 414-3607

Las Vegas Sands Corp.
Fourth Quarter 2017 Results
Non-GAAP Measures

Within the company’s fourth quarter 2017 press release, the company makes reference to certain non-GAAP financial measures that supplement the company’s consolidated financial information prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including “adjusted net income,” “adjusted earnings per diluted share,” and “consolidated adjusted property EBITDA,” which have directly comparable GAAP financial measures along with “adjusted property EBITDA margin,” “hold-normalized adjusted property EBITDA,” “hold-normalized adjusted property EBITDA margin,” “hold-normalized adjusted net income,” and “hold-normalized adjusted earnings per diluted share.” The company believes these measures represent important internal measures of financial performance. Set forth in the financial schedules accompanying this release are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The non-GAAP financial measure disclosure by the company has limitations and should not be considered a substitute for, or superior to, the financial measures prepared in accordance with GAAP. The definitions of our non-GAAP financial measures and the specific reasons why the company’s management believes that the presentation of the non-GAAP financial measures provides useful information to investors regarding the company’s financial condition, results of operations and cash flows are presented below.

The following non-GAAP financial measures are used by management, as well as industry analysts, to evaluate the company’s operations and operating performance. These non-GAAP financial measures are presented so that investors have the same financial data that management uses in evaluating financial performance with the belief that it will assist the investment community in properly assessing the underlying financial performance of the company on a year-over-year and a quarter sequential basis.

Adjusted net income, which is a non-GAAP financial measure, excludes certain non-recurring corporate expenses, pre-opening expense, development expense, gain or loss on disposal of assets, loss on modification or early retirement of debt and other income or expense, attributable to Las Vegas Sands, net of income tax and an adjustment for a nonrecurring non-cash benefit due to U.S. tax reform enacted in 2017. Adjusted net income and adjusted earnings per diluted share are presented as supplemental disclosures as management believes they are (1) each widely used measures of performance by industry analysts and investors and (2) a principal basis for valuation of Integrated Resort companies, as these non-GAAP measures are considered by many as alternative measures on which to base expectations for future results. These measures also form the basis of certain internal management performance expectations.

Consolidated adjusted property EBITDA, which is a non-GAAP financial measure, is net income before stock-based compensation expense, corporate expense, pre-opening expense, development expense, depreciation and amortization, amortization of leasehold interests in land, gain or loss on disposal of assets, interest, other income or expense, gain or loss on modification or early retirement of debt and income taxes. Management utilizes consolidated adjusted property EBITDA to compare the operating profitability of its operations with those of its competitors, as well as a basis for determining certain incentive compensation. Integrated Resort companies have historically reported adjusted property EBITDA as a supplemental performance measure to GAAP financial measures. In order to view the operations of their casinos on a more stand-alone basis, Integrated Resort companies, including Las Vegas Sands, have historically excluded certain expenses that do not relate to the management of specific properties, such as pre-opening expense, development expense and corporate expense, from their adjusted property EBITDA calculations. Consolidated adjusted property EBITDA should not be interpreted as an alternative to income from operations (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity), in each case, as determined in accordance with GAAP. The company has significant uses of cash flow, including capital expenditures, dividend payments, interest payments, debt principal payments and income tax payments, which are not reflected in consolidated adjusted property EBITDA. Not all companies calculate adjusted property EBITDA in the same manner. As a result, consolidated adjusted property EBITDA as presented by Las Vegas Sands may not be directly comparable to similarly titled measures presented by other companies.

Hold-normalized adjusted property EBITDA, a supplemental non-GAAP financial measure, that, in addition to the aforementioned reasons for the presentation of consolidated adjusted property EBITDA, is presented to adjust for the impact of certain variances in table games’ win percentages, which can vary from period to period. Hold-normalized adjusted property EBITDA is based on applying a Rolling Chip win percentage of 3.15% to the Rolling Chip volume for the quarter if the actual win percentage is outside the expected range of 3.0% to 3.3% for our Macao properties, applying a Rolling Chip win percentage of 2.85% to the Rolling Chip volume for the quarter if the actual win percentage is outside the expected range of 2.7% to 3.0% for our Singapore property, and applying a win percentage of 22.0% for Baccarat and 20.0% for non-Baccarat games to the respective table games drops for the quarter if the actual win percentages are outside the expected ranges of 18.0% to 26.0% for Baccarat and 16.0% to 24.0% for non-Baccarat at our Las Vegas properties. No hold adjustments are made for Sands Bethlehem. We do not present adjustments for Non-Rolling Chip drop for our table games play at our Macao and Singapore properties, nor for slots at any of our properties. Hold-normalized adjusted property EBITDA is also adjusted for the estimated gaming taxes, commissions paid to third parties on the incremental win, bad debt expense, discounts and other incentives that would have been incurred when applying the win percentages noted above to the respective gaming volumes. The hold-normalized adjusted property EBITDA measure presents a consistent measure for evaluating the operating performance of our properties from period to period.

Hold-normalized adjusted net income and hold-normalized adjusted earnings per diluted share are additional supplemental non-GAAP financial measures that, in addition to the aforementioned reasons for the presentation of adjusted net income and adjusted earnings per diluted share, are presented to adjust for the impact of certain variances in table games’ win percentages, which can vary from period to period.

The company may also present the above items on a constant currency basis. This information is a non-GAAP financial measure that is calculated by translating current quarter local currency amounts to U.S. dollars based on prior period exchange rates. These amounts are compared to the prior period to derive non-GAAP constant-currency growth/decline. Management considers non-GAAP constant-currency growth/decline to be a useful metric to investors and management as it allows a more direct comparison of current performance to historical performance.

The company also makes reference to adjusted property EBITDA margin and hold-normalized adjusted property EBITDA margin, which are calculated using the aforementioned non-GAAP financial measures.

Exhibit 1
Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Casino	$2,679	$2,365	$10,058	$8,771
Rooms	425	404	1,619	1,527
Food and beverage	233	215	843	774
Mall	175	169	651	591
Convention, retail and other	150	144	550	533
	3,662	3,297	13,721	12,196
Less - promotional allowances	(226)	(222)	(839)	(786)
	3,436	3,075	12,882	11,410
Operating expenses:
Resort operations	2,104	1,962	7,996	7,294
Corporate	38	48	174	256
Pre-opening	2	2	9	130
Development	5	2	13	9
Depreciation and amortization	258	319	1,171	1,111
Amortization of leasehold interests in land	9	9	37	38
(Gain) loss on disposal or impairment of assets	(7)	64	20	79
	2,409	2,406	9,420	8,917
Operating income	1,027	669	3,462	2,493
Other income (expense):
Interest income	5	4	16	10
Interest expense, net of amounts capitalized	(87)	(76)	(327)	(274)
Other income (expense)	(14)	64	(94)	31
Loss on modification or early retirement of debt	—	(2)	(5)	(5)
Income before income taxes	931	659	3,052	2,255
Income tax benefit (expense)	429	(52)	209	(239)
Net income	1,360	607	3,261	2,016
Net income attributable to noncontrolling interests	(149)	(98)	(455)	(346)
Net income attributable to Las Vegas Sands Corp.	$1,211	$509	$2,806	$1,670

Earnings per share:
Basic	$1.53	$0.64	$3.54	$2.10
Diluted	$1.53	$0.64	$3.54	$2.10

Weighted average shares outstanding:
Basic	790	795	792	795
Diluted	791	795	792	795

Dividends declared per common share	$0.73	$0.72	$2.92	$2.88

Exhibit 2
Las Vegas Sands Corp. and Subsidiaries
Net Revenues and Adjusted Property EBITDA
(In millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net Revenues
The Venetian Macao	$844	$707	$2,990	$2,895
Sands Cotai Central	557	444	1,943	1,965
The Parisian Macao	332	344	1,429	413
The Plaza Macao and Four Seasons Hotel Macao	180	163	607	597
Sands Macao	154	161	640	688
Ferry Operations and Other	47	48	177	174
Macao Operations	2,114	1,867	7,786	6,732

Marina Bay Sands	825	723	3,154	2,799
Las Vegas Operating Properties	422	412	1,618	1,537
Sands Bethlehem	142	139	579	571
Intersegment Eliminations	(67)	(66)	(255)	(229)
	$3,436	$3,075	$12,882	$11,410

Adjusted Property EBITDA
The Venetian Macao	$324	$262	$1,132	$1,089
Sands Cotai Central	202	132	633	616
The Parisian Macao	89	95	412	114
The Plaza Macao and Four Seasons Hotel Macao	71	67	233	221
Sands Macao	40	47	174	172
Ferry Operations and Other	5	7	23	32
Macao Operations	731	610	2,607	2,244

Marina Bay Sands	456	366	1,755	1,389
Las Vegas Operating Properties	114	111	391	356
Sands Bethlehem	34	28	147	141
	$1,335	$1,115	$4,900	$4,130

Adjusted Property EBITDA as a Percentage of Net Revenues
The Venetian Macao	38.4%	37.1%	37.9%	37.6%
Sands Cotai Central	36.3%	29.7%	32.6%	31.3%
The Parisian Macao	26.8%	27.6%	28.8%	27.6%
The Plaza Macao and Four Seasons Hotel Macao	39.4%	41.1%	38.4%	37.0%
Sands Macao	26.0%	29.2%	27.2%	25.0%
Ferry Operations and Other	10.6%	14.6%	13.0%	18.4%
Macao Operations	34.6%	32.7%	33.5%	33.3%

Marina Bay Sands	55.3%	50.6%	55.6%	49.6%
Las Vegas Operating Properties	27.0%	26.9%	24.2%	23.2%
Sands Bethlehem	23.9%	20.1%	25.4%	24.7%

Total	38.9%	36.3%	38.0%	36.2%

Exhibit 3
Las Vegas Sands Corp. and Subsidiaries
Supplemental Data
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Casino Statistics:
The Venetian Macao:
Table games win per unit per day (1)	$14,453	$13,244	$13,264	$11,789
Slot machine win per unit per day (2)	$304	$240	$258	$258
Average number of table games	585	536	566	616
Average number of slot machines	1,670	1,528	1,635	1,807

Sands Cotai Central:
Table games win per unit per day (1)	$12,214	$9,600	$10,775	$9,294
Slot machine win per unit per day (2)	$323	$294	$311	$315
Average number of table games	401	405	399	479
Average number of slot machines	1,823	1,606	1,750	1,788

The Parisian Macao:
Table games win per unit per day (1)	$9,075	$8,502	$9,815	$8,467
Slot machine win per unit per day (2)	$218	$242	$223	$255
Average number of table games	368	400	378	401
Average number of slot machines	1,487	1,583	1,514	1,572

The Plaza Macao and Four Seasons Hotel Macao:
Table games win per unit per day (1)	$16,223	$17,080	$14,637	$15,166
Slot machine win per unit per day (2)	$673	$684	$497	$501
Average number of table games	108	88	103	94
Average number of slot machines	164	123	178	141

Sands Macao:
Table games win per unit per day (1)	$7,882	$8,129	$8,127	$7,467
Slot machine win per unit per day (2)	$223	$267	$235	$267
Average number of table games	193	197	198	242
Average number of slot machines	1,014	826	943	886

Marina Bay Sands:
Table games win per unit per day (1)	$10,311	$9,236	$10,805	$8,972
Slot machine win per unit per day (2)	$734	$676	$678	$667
Average number of table games	602	592	582	594
Average number of slot machines	2,499	2,496	2,494	2,471

Las Vegas Operating Properties:
Table games win per unit per day (1)	$3,614	$3,865	$3,402	$3,222
Slot machine win per unit per day (2)	$363	$301	$301	$282
Average number of table games	238	253	240	248
Average number of slot machines	1,803	2,006	1,909	2,002

Sands Bethlehem:
Table games win per unit per day (1)	$3,444	$3,156	$3,515	$3,342
Slot machine win per unit per day (2)	$257	$260	$267	$273
Average number of table games	175	177	176	177
Average number of slot machines	3,186	3,162	3,162	3,077

(1)	Table games win per unit per day is shown before discounts and commissions.
(2)	Slot machine win per unit per day is shown before deducting cost for slot points.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Room Statistics:
The Venetian Macao:
Occupancy %	95.5%	94.2%	91.4%	86.0%
Average daily room rate (ADR) (1)	$238	$211	$221	$214
Revenue per available room (RevPAR) (2)	$228	$199	$202	$184

Sands Cotai Central:
Occupancy %	92.3%	85.9%	86.6%	82.2%
Average daily room rate (ADR) (1)	$162	$146	$151	$148
Revenue per available room (RevPAR) (2)	$150	$125	$131	$122

The Parisian Macao:
Occupancy %	98.4%	91.1%	90.4%	90.5%
Average daily room rate (ADR) (1)	$152	$138	$143	$138
Revenue per available room (RevPAR) (2)	$150	$126	$129	$125

The Plaza Macao and Four Seasons Hotel Macao:
Occupancy %	86.2%	82.8%	82.1%	75.3%
Average daily room rate (ADR) (1)	$333	$413	$347	$364
Revenue per available room (RevPAR) (2)	$287	$342	$284	$274

Sands Macao:
Occupancy %	98.5%	98.6%	97.7%	97.1%
Average daily room rate (ADR) (1)	$178	$196	$189	$199
Revenue per available room (RevPAR) (2)	$175	$193	$184	$193

Marina Bay Sands:
Occupancy %	94.2%	96.7%	95.5%	97.3%
Average daily room rate (ADR) (1)	$419	$423	$425	$417
Revenue per available room (RevPAR) (2)	$395	$409	$405	$406

Las Vegas Operating Properties:
Occupancy %	91.7%	90.3%	93.9%	93.5%
Average daily room rate (ADR) (1)	$244	$254	$247	$246
Revenue per available room (RevPAR) (2)	$223	$230	$232	$230

Sands Bethlehem:
Occupancy %	92.7%	93.3%	93.2%	94.5%
Average daily room rate (ADR) (1)	$161	$163	$161	$160
Revenue per available room (RevPAR) (2)	$149	$152	$150	$151

(1)	ADR is calculated by dividing total room revenue by total rooms occupied.
(2)	RevPAR is calculated by dividing total room revenue by total rooms available.

Exhibit 4
Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure Reconciliation
(In millions)
(Unaudited)

The following is a reconciliation of Net Income to Consolidated Adjusted Property EBITDA and Hold-Normalized Adjusted Property EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income	$1,360	$607	$3,261	$2,016
Add (deduct):
Income tax (benefit) expense	(429)	52	(209)	239
Loss on modification or early retirement of debt	—	2	5	5
Other (income) expense	14	(64)	94	(31)
Interest expense, net of amounts capitalized	87	76	327	274
Interest income	(5)	(4)	(16)	(10)
(Gain) loss on disposal or impairment of assets	(7)	64	20	79
Amortization of leasehold interests in land	9	9	37	38
Depreciation and amortization	258	319	1,171	1,111
Development expense	5	2	13	9
Pre-opening expense	2	2	9	130
Stock-based compensation (1)	3	2	14	14
Corporate expense	38	48	174	256
Consolidated Adjusted Property EBITDA	$1,335	$1,115	$4,900	$4,130

Hold-normalized casino revenue (2)	(43)	(38)
Hold-normalized casino expense (2)	2	11
Consolidated Hold-Normalized Adjusted Property EBITDA	$1,294	$1,088

(1)
During the three months ended December 31, 2017 and 2016, the company recorded stock-based compensation expense of $8 million and $6 million, respectively, of which $5 million and $4 million, respectively, is included in corporate expense on the company's condensed consolidated statements of operations. During the years ended December 31, 2017 and 2016, the company recorded stock-based compensation expense of $34 million, of which $20 million and $19 million, respectively, is included in corporate expense on the company's condensed consolidated statements of operations. During the year ended December 31, 2016, the company recorded stock-based compensation expense of $1 million in pre-opening and development expense on the company's condensed consolidated statements of operations.

(2)	See Exhibit 5.

Exhibit 5
Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure Reconciliation
(In millions)
(Unaudited)

The following are reconciliations of Adjusted Property EBITDA to Hold-Normalized Adjusted Property EBITDA:

	Three Months Ended December 31, 2017

				Hold-Normalized
	Adjusted	Hold-Normalized	Hold-Normalized	Adjusted
	Property	Casino	Casino	Property
	EBITDA	Revenue (1)	Expense (2)	EBITDA
Macao Operations	$731	$43	$(16)	$758
Marina Bay Sands	456	(86)	18	388
United States:
Las Vegas Operating Properties	114	—	—	114
Sands Bethlehem	34	—	—	34
	$1,335	$(43)	$2	$1,294

	Three Months Ended December 31, 2016

				Hold-Normalized
	Adjusted	Hold-Normalized	Hold-Normalized	Adjusted
	Property	Casino	Casino	Property
	EBITDA	Revenue (1)	Expense (2)	EBITDA
Macao Operations	$610	$(38)	$11	$583
Marina Bay Sands	366	—	—	366
United States:
Las Vegas Operating Properties	111	—	—	111
Sands Bethlehem	28	—	—	28
	$1,115	$(38)	$11	$1,088

(1)
For Macao Operations and Marina Bay Sands, this represents the estimated incremental casino revenue related to Rolling volume play that would have been earned or lost had the company’s current period win percentage equaled 3.15% for Macao Operations and 2.85% for Marina Bay Sands. This calculation will only be applied if the current period win percentage is outside the expected range of 3.0% to 3.3% for Macao Operations and 2.7% to 3.0% for Marina Bay Sands. The company revised the expected target and range for its Macao Operations due to the Rolling win percentage experienced over the last several years. The prior year non-GAAP measurement for our Macao Operations has also been adjusted to reflect this change for comparison purposes.

For the Las Vegas Operating Properties, this represents the estimated incremental casino revenue related to all table games play that would have been earned or lost had the company’s current period win percentage equaled 22.0% for Baccarat and 20.0% for non-Baccarat. This calculation will only be applied if the current period win percentages for Baccarat and non-Baccarat are outside the expected ranges of 18.0% to 26.0% and 16.0% to 24.0%, respectively. The company revised the expected target and range for its Las Vegas Operating Properties due to the win percentage experienced over the last several years. The prior year non-GAAP measurement has also been adjusted to reflect this change for comparison purposes.

For Sands Bethlehem, no adjustments have been made.

These amounts have been offset by the estimated commissions paid and discounts and other incentives rebated directly or indirectly to customers.

(2)
Represents the estimated incremental expenses (gaming taxes, bad debt expense and commissions paid to third parties) that would have been incurred or avoided on the incremental casino revenue calculated in (1) above.

Exhibit 6
Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure Reconciliation
(In millions, except per share data)
(Unaudited)

The following is a reconciliation of Net Income Attributable to Las Vegas Sands Corp. to Adjusted Net Income and Hold-Normalized Adjusted Net Income:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income attributable to Las Vegas Sands Corp.	$1,211	$509	$2,806	$1,670

Nonrecurring corporate expense	—	—	—	79
Pre-opening expense	2	2	9	130
Development expense	5	2	13	9
(Gain) loss on disposal or impairment of assets	(7)	64	20	79
Other (income) expense	14	(64)	94	(31)
Loss on modification or early retirement of debt	—	2	5	5
Nonrecurring non-cash income tax benefit of U.S. tax reform (1)	(526)	—	(526)	—
Income tax impact on net income adjustments (2)	(2)	(21)	(2)	(40)
Noncontrolling interest impact on net income adjustments	3	(3)	(9)	(52)
Adjusted net income	$700	$491	$2,410	$1,849

Hold-normalized casino revenue (3)	(43)	(38)
Hold-normalized casino expense (3)	2	11
Income tax impact on hold adjustments (2)	12	—
Noncontrolling interest impact on hold adjustments	(8)	8
Hold-normalized adjusted net income	$663	$472

The following is a reconciliation of Diluted Earnings per Share to Adjusted Earnings per Diluted Share and Hold-Normalized Adjusted Earnings per Diluted Share:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Per diluted share of common stock:
Net income attributable to Las Vegas Sands Corp.	$1.53	$0.64	$3.54	$2.10

Nonrecurring corporate expense	—	—	—	0.10
Pre-opening expense	—	—	0.01	0.16
Development expense	—	—	0.02	0.01
(Gain) loss on disposal or impairment of assets	(0.01)	0.08	0.02	0.10
Other (income) expense	0.02	(0.08)	0.12	(0.04)
Loss on modification or early retirement of debt	—	—	—	0.01
Nonrecurring non-cash income tax benefit of U.S. tax reform	(0.66)	—	(0.66)	—
Income tax impact on net income adjustments	—	(0.02)	—	(0.04)
Noncontrolling interest impact on net income adjustments	—	—	(0.01)	(0.07)
Adjusted earnings per diluted share	$0.88	$0.62	$3.04	$2.33

Hold-normalized casino revenue	(0.05)	(0.05)
Hold-normalized casino expense	—	0.01
Income tax impact on hold adjustments	0.02	—
Noncontrolling interest impact on hold adjustments	(0.01)	0.01
Hold-normalized adjusted earnings per diluted share	$0.84	$0.59

Weighted average diluted shares outstanding	791	795	792	795

(1)
Adjustment reflects the impact of the Tax Cuts and Jobs Act enacted in the U.S. in December 2017 (the "Act" or "tax reform") on the valuation allowance related to certain of the company's tax attributes. This adjustment includes estimates and assumptions based on the company's initial analysis of the Act and may be adjusted in future periods as required. The Act creates complexity that will likely require implementation guidance from the Internal Revenue Service and could impact the company's tax return filing positions, which may impact the estimates and assumptions utilized in the initial analysis.

(2)
The income tax impact for each adjustment is derived by applying the effective tax rate, including current and deferred income tax expense, based upon the jurisdiction and the nature of the adjustment.

(3)	See Exhibit 5.